UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 10, 2013

Date of report (Date of earliest event reported)

CRC HEALTH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-135172	73-1650429
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Boulevard, Suite 600, Cupertino, California		95014
(Address of Principal Executive Offices)		(Zip code)

(877) 272-8668

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

The Board of Directors of CRC Health Corporation (the “Company”) has made the decision to cease operations at six of its facilities. In response to changing market dynamics, this summer the Company will be transitioning students out of and ultimately ceasing operations at five of its Youth Division facilities and one of its Weight Management Division facilities, as listed below:

Academy at Swift River in Cummington, MA (Youth)

Talisman Academy in Hendersonville, NC (Youth)

Stone Mountain School in Black Mountain, NC (Youth)

SUWS Adolescent & Youth Programs in Shoshone, ID (Youth)

Adirondack Leadership Expeditions in Saranac Lake, NY (Youth)

Wellspring Academy in Reedley, CA (Weight Management)

In connection with the above, the Company currently estimates it will recognize costs in the range of approximately $3 to $7 million (consisting primarily of non-cash asset impairment charges) in the second quarter of 2013 and costs in the range of approximately $9 to $10 million (consisting primarily of lease termination charges as well as employee termination costs) in the third quarter of 2013. The Company expects the facilities to have ceased operations by the end of September 2013.

Information set forth in this Current Report on Form 8-K contains “forward-looking” statements, including but not limited to statements with respect to the expected timing for completion of the plan; estimated costs to be incurred by the Company and the anticipated benefits of the plan. Any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that the Company’s costs may be greater than anticipated; the risk that the plan may affect the Company’s students adversely and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2012, and other periodic filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update forward-looking statements other than to the extent required by applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 16, 2013

CRC HEALTH CORPORATION

By:	/s/ LEANNE M. STEWART
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer (Principal Financial Officer)